Exhibit 23.1

[Consent of Independent Registered Public Accounting Firm]

Redwood Mortgage Investors IX, LLC

San Mateo, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated April 1, 2019, relating to the financial statements of Redwood Mortgage Investors IX, LLC (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and of our report dated May 3, 2019, relating to the financial statement of Redwood Mortgage Corp. as of December 31, 2018 appearing in the Company’s Form 8-K filed on May 3, 2019.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

San Francisco, California

May 9, 2019